SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): March 2, 1999



                                 S.W. LAM, INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)



           Nevada                          0-22049               62-1563911
---------------------------------  ---------------------     -------------------
(State or other jurisdiction       (Commission File No.)       (IRS Employer
of incorporation or organization)                            Identification No.)



             Unit 25-32, 2nd Floor, Block B, Focal Industrial Centre
                       Man Lok Street, Hunghom, Hong Kong
            ---------------------------------------------------------
                    (Address of principal executive offices)



                                 (852) 2766 3688
               --------------------------------------------------
              (Registrant's telephone number, including area code)



             ------------------------------------------------------
              (Former name, former address and formal fiscal year,
                          if changed since last report)

Item 5.  Other Events

     Hang Fung Gold Technology Limited ("Hang Fung Gold"), a direct majority-owned subsidiary of Quality Prince Limited ("Quality Prince") and a company incorporated on December 4, 1997 as an exempted company under the Companies Act 1981 of Bermuda, received, on March 2, 1999, an approval in principle from the Listing Committee of the Stock Exchange of Hong Kong Limited (the "Stock Exchange") for listings on the Stock Exchange of, inter alia, shares of HK$0.10 each in the capital stock of Hang Fung Gold (the "Shares"). S.W. Lam, Inc. (the "Registrant"), a Nevada corporation, is the direct parent company of Quality Prince and is the ultimate parent company of Hang Fung Gold.

     The approval in principle relates to the listings of, and permission to deal in, (i) 315,000,000 Shares, and (ii) such Shares subject to the Share Option Scheme (defined below). Of the 315,000,000 Shares, 78,750,000 Shares (the "New Shares") would be offered and sold to the investing public, (the "Offering"), and the remaining 236,250,000 Shares (the "Other Shares") have been allotted or would be issued to Quality Prince and Phenomenal Limited in connection with the organization and capitalization of Hang Fung Gold.

     The New Shares are offered at HK$0.90 per share for an aggregate offering price of HK$70,875,000. After deducting the expenses in connection with the Offering, the net proceeds to Hang Fung Gold would be approximately HK$59,000,000. Upon completion of the Offering, the Registrant would hold, through Quality Prince, 53.145% of the issued capital stock of Hang Fung Gold, whereas Phenomenal Limited would hold 21.855% of the issued capital stock and the investors participating in the Offering would hold the remaining 25% of the issued capital stock of Hang Fung Gold.

     In connection with the Offering, Hang Fung Gold entered into an Underwriting Agreement, dated March 3, 1999, with certain underwriters, pursuant to which the underwriters agreed to underwrite the New Shares, subject to certain conditions including without limitation that the Listing Committee of the Stock Exchange shall grant the listings of, and permission to deal in, on the Stock Exchange all of the Shares issued, to be issued or issuable (including the other Shares, the New Shares and the Shares subject to the Share Option Scheme).

     The Shares have not been and will not be registered under the United States Securities Act of 1933, as amended, will be offered or sold only in the Hong Kong Special Administrative Region of the People's Republic of China and will not be offered or sold in the United States. The underwriters have undertaken not to offer and sell the New Shares within the United States and will notify dealers of such restriction.

     In addition to the Offering, Hang Fung Gold has also adopted a share option scheme (the "Share Option Scheme"), subject to the condition that the Listing Committee of the Stock Exchange shall grant the listing of, and permission to deal in, the Shares issuable pursuant to the exercise of options granted under the Share Option Scheme. According to the Share Option Scheme, the board of directors of Hang Fung Gold may grant stock options to directors, officers and employees of Hang Fung Gold or its subsidiaries to purchase such maximum number of Shares equal to 10% of the issued and outstanding Shares of capital stock of Hang Fung Gold from time to time. The subscription price would be the greater of 80% of the average per Share closing prices of the Shares on the Stock Exchange for the five trading days immediately preceding the date of offer of the relevant option or HK$0.10 per Share.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               S.W. LAM, INC.


Date:  March 11, 1999                    By:  /s/ Lam Sai Wing
                                             -----------------------------
                                              Lam Sai Wing, President and
                                              Chief Executive Officer